Exhibit 10.3

FORM OF NONSTATUTORY STOCK OPTION AGREEMENT

AGREEMENT by and between KBR, Inc., a Delaware corporation (the “Company”) and _____________ (“Employee”) made effective as of the date of the delivery of shares for the closing of the initial public offering of the Company (the “Grant Date”).

To carry out the purposes of the KBR, Inc. 2006 Stock and Incentive Plan (the “Plan”), by affording Employee the opportunity to purchase shares of common stock of the Company (“Stock”), and in consideration of the mutual agreements and other matters set forth herein and in the Plan, the Company and Employee hereby agree to the following terms set forth herein.  Except as defined herein, capitalized terms shall have the same meanings ascribed to them under the Plan.

1.           Grant of Option.  The Company hereby irrevocably grants to Employee the right and option (“Option”) to purchase an aggregate of _______ shares of Stock at the option price indicated below, on the terms and conditions set forth herein and in the Plan, which Plan is incorporated herein by reference as a part of this Agreement.  This Option shall not be treated as an incentive stock option within the meaning of Section 422(b) of the Code.

2.           Option Price.  The purchase price of Stock to be paid by Employee pursuant to the exercise of this Option shall equal the closing sale price per share for KBR, Inc. as reported in composite transactions for the New York Stock Exchange, Inc. on the Grant Date (the “Exercise Price”).

3.           Exercise of Option.  Subject to the earlier expiration of this Option as herein provided, this Option may be exercised by providing notice of exercise in the manner specified by the Company from time to time.  Exercise of this Option must occur during the regular trading hours in which the Stock is traded on the New York Stock Exchange or other principal exchange on which the Stock is then traded.  Except as otherwise provided below, this Option shall not be exercisable for more than a percentage of the aggregate number of shares of Stock offered by this Option determined by the number of full years from the Grant Date to the date of such exercise, in accordance with the following schedule:

Number of Full Years	Percentage of Stock That May Be Purchased

Less than 1 year	0%
1 year	331/3%
2 years	67%
3 years	100%

This Option is not transferable otherwise than by will or the laws of descent and distribution or pursuant to a “qualified domestic relations order” as defined by the Code and may be exercised during Employee’s lifetime only by Employee, Employee’s guardian or legal representative or a transferee under a qualified domestic relations order.  Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this Option or of such rights contrary to the provisions hereof or in the Plan, or upon the levy of any attachment or similar process upon this Option or such rights, this Option and such rights shall immediately become null and void.  This Option may be exercised only while Employee remains an employee of the Company, subject to the following exceptions:

(a)           If Employee’s employment with the Company terminates by reason of disability (disability being defined as being physically or mentally incapable of performing either the Employee’s usual duties as an Employee or any other duties as an Employee that the Company reasonably makes available and such condition is likely to remain continuously and permanently, as determined by the Company or employing Subsidiary), this Option may be exercised in full by Employee (or Employee’s estate or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of Employee) at any time during the period ending on the earlier of the Expiration Date (as defined below) or the third anniversary of the date of Employee’s termination of employment.  Notwithstanding the foregoing, if Employee’s termination of employment by reason of disability occurs during the first six months following the Grant Date, this Option may be exercised in full at any time during the period ending on the earlier of the Expiration Date or the fourth anniversary of the date of Employee’s termination of employment.

(b)           If Employee dies while in the employ of the Company, Employee’s estate, or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of Employee, may exercise this Option in full at any time during the period ending on the earlier of the Expiration Date or the third anniversary of the date of Employee’s death.  Notwithstanding the foregoing, if Employee dies during the first six months following the Grant Date, this Option may be exercised in full at any time during the period ending on the earlier of the Expiration Date or the fourth anniversary of the date of Employee’s termination of employment.

(c)           If Employee’s employment with the Company terminates by reason of normal retirement at or after age 65, this Option may be exercised by Employee at any time during the period ending on the Expiration Date, but only as to the number of shares of Stock Employee was entitled to purchase on the date of such exercise in accordance with the schedule set forth above. In connection with the termination of Employee’s employment with the Company by reason of early retirement, applicable management of the Company and/or business unit may recommend to the Committee or its delegate, as applicable, that this Option be retained. In such event, the Committee or its delegate, as the case may be, shall consider such recommendation and may, in the Committee’s or such delegate’s sole discretion, approve the retention of this Option following such early retirement, in which case the Option may be exercised by Employee at any time during the period ending on the Expiration Date, but only as to the number of shares of Stock Employee was entitled to purchase on the date of such exercise in accordance with the schedule set forth above. If, after retirement as set forth above, Employee should die, this Option may be exercised in full by Employee’s estate (or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of the Employee) during the period ending on the earlier of the Expiration Date or the third anniversary of the date of Employee’s death.

(d)           If Employee’s employment with the Company terminates for any reason other than those set forth in subparagraphs (a) through (c) above, this Option may be exercised by Employee at any time during the period of 30 days following such termination, or by Employee’s estate (or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of the Employee) during a period of six months following Employee’s death if Employee dies during such 30-day period, but in each case only as to the number of shares of Stock Employee was entitled to purchase hereunder upon exercise of this Option as of the date Employee’s employment so terminates.

This Option shall not be exercisable in any event prior to the expiration of six months from the date of grant hereof or after the expiration of ten years from the date of grant hereof (the “Expiration Date”) notwithstanding anything hereinabove contained. The purchase price of Stock as to which this Option is exercised shall be paid in full at the time of exercise in cash (in the form and manner prescribed by the Company).  At Employee’s request or the request of another person entitled to exercise this Option, and to the extent permitted by applicable law, the Committee in its discretion may selectively approve “cashless exercise” arrangements with a brokerage firm under which such brokerage firm, on behalf of Employee or such other person exercising the Option, shall pay to the Company or its designee the Exercise Price of the Option or of the portion being exercised, and the Company or its designee, pursuant to an irrevocable notice from Employee or such other person exercising the Option, shall promptly deliver the shares being purchased to such firm.  No fraction of a share of Stock shall be issued by the Company upon exercise of an Option or accepted by the Company in payment of the purchase price thereof; rather, Employee shall provide a cash payment for such amount as is necessary to effect the issuance and acceptance of only whole shares of Stock.  Unless and until a certificate or certificates representing such Stock shall have been issued by the Company to Employee, Employee (or the person permitted to exercise this Option in the event of Employee’s death) shall not be or have any of the rights or privileges of a shareholder of the Company with respect to Stock acquirable upon an exercise of this Option.

4.           Withholding of Tax. To the extent that the exercise of this Option or the disposition of shares of Stock acquired by exercise of this Option results in compensation income to Employee for federal or state income tax purposes, Employee shall deliver to the Company at the time of such exercise or disposition such amount of money or shares of Stock as the Company may require to meet its withholding obligation under applicable tax laws or regulations, and, if Employee fails to do so, the Company is authorized to withhold from any cash or Stock remuneration then or thereafter payable to Employee any tax required to be withheld by reason of such resulting compensation income.  Upon an exercise of this Option, the Company is further authorized in its discretion to satisfy any such withholding requirement out of any cash or shares of Stock distributable to Employee upon such exercise.

5.           Status of Stock.  The Company shall not be obligated to issue any Stock pursuant to any Option at any time, when the offering of the Stock covered by such Option has not been registered under the Securities Act of 1933, as amended (the “Act”) and such other country, federal or state laws, rules or regulations as the Company deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration.  The Company intends to use its best efforts to ensure that no such delay will occur. In the event exemption from registration under the Act is available upon an exercise of this Option, Employee (or the person permitted to exercise this Option in the event of Employee’s death or incapacity), if requested by the Company to do so, will execute and deliver to the Company in writing an agreement containing such provisions as the Company may require to assure compliance with applicable securities laws.

Employee agrees that the shares of Stock which Employee may acquire by exercising this Option will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable securities laws, whether federal or state. Employee also agrees (i) that the certificates representing the shares of Stock purchased under this Option may bear such legend or legends as the Company deems appropriate in order to assure compliance with applicable securities laws, (ii) that the Company may refuse to register the transfer of the shares of Stock purchased under this Option on the stock transfer records of the Company if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law and (iii) that the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Stock purchased under this Option.

6.           Employment Relationship.  For purposes of this Agreement, Employee shall be considered to be in the employment of the Company as long as Employee remains an employee of the Company, a Parent Corporation or Subsidiary of the Company, or a corporation or a Parent Corporation or subsidiary of such corporation assuming or substituting a new option for this Option.  Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee or its delegate, as appropriate, and such determination shall be final.

7.           Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Employee.

8.           Compliance with Law.  Notwithstanding anything to the contrary herein, the Company shall not be obligated to issue any Stock pursuant to any Option, at any time, if the offering of the Stock covered by such Option, or the exercise of an Option by an Employee, violates or is not in compliance with any laws, rules or regulations of the United States or any state or country.

9.           Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officer thereunto duly authorized, and Employee has executed this Agreement, all as of the day and year first above written.

KBR, INC.

By:

Employee